           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2001
                                                      REGISTRATION NO. 333-59710

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 2 TO
                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                          THOROUGHBRED INTERESTS, INC.
                 (Name of small business issuer in its charter)

                       DELAWARE                                                   61-1342734
   (State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification No.)
                    organization)
                         7948
   (Primary standard industrial classification code
                       number)

                              127 SOUTH 6TH STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 584-4434
(Address and telephone number of principal executive offices and principal place of business)
                            ------------------------

                 JAMES D. TILTON JR.                                               Copy To:
                Chairman and President                                        HANK GRACIN, ESQ.
             Thoroughbred Interests, inc.                                     Lehman & Eilen LLP
                 127 South 6th Street                               50 Charles Lindbergh Blvd. - Suite 505
              Louisville, Kentucky 40202                                  Uniondale, New York 11553
                    (502) 584-4434                                        Telephone: (516) 222-0888
   (Name, address and telephone number of agent for                       Facsimile: (516) 222-0948
                       service)

                            ------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS                                               PROPOSED
           OF                                         PROPOSED         MAXIMUM
         SECURITIES TO                                 MAXIMUM        AGGREGATE       AMOUNT OF
           BE                     AMOUNT TO          OFFERING PRICE   OFFERING       REGISTRATION
         REGISTERED             BE REGISTERED        PER SHARE(1)     PRICE(1)         FEE(1)
---------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share........       9,177,000 Shares(2)      $  .15(3)      $1,376,550       $ 363.41
---------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share........       7,125,000 Shares(4)      $  .15(3)      $1,068,750       $ 282.15
---------------------------------------------------------------------------------------------------
TOTAL...................                16,302,000      $  .15(3)      $2,445,300       $ 645.56
---------------------------------------------------------------------------------------------------

(1) Fees are calculated by multiplying the aggregate offering price by .000264.
(2) Represents shares to be sold by the selling stockholders named herein.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(4) Issuable upon conversion of convertible promissory notes and the exercise of warrants issuable pursuant to such conversions, if any.

Pursuant to Rule 416(b), there are also registered hereby such additional indeterminable number of shares as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFERS TO BUY THESE SECURITIES IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 17, 2001

PROSPECTUS
                       16,302,000 SHARES OF COMMON STOCK
                          THOROUGHBRED INTERESTS, INC.
                            ------------------------

     The selling stockholders named in this prospectus are offering up to 16,302,000 shares of our Common Stock. We will not receive proceeds from any sale of Common Stock by the Selling Stockholders.

     Our Common Stock does not presently trade on any exchange or electronic medium. An application has been filed to have our Common Stock listed on the OTC Bulletin Board.

                            ------------------------

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------


     This offering is not being underwritten. The shares of Common Stock will be offered and sold by the Selling Stockholders and/or their registered representatives from time to time during the next nine months from the date of this Prospectus at a fixed price of $.15 per share. As a result of such activities, the Selling Stockholders, including our three largest shareholders, James Tilton, Augustine Fund L.P. and Andy Dyer, may be deemed "underwriters" as that term is defined and utilized in the federal securities laws.


     There is no minimum required purchase and there is no arrangement to have funds received by such Selling Stockholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     Brokers and dealers effecting transactions in our common stock should confirm either the registration of the common stock under the securities laws of the states in which the transactions occur or the existence of an exemption from registration.

                            ------------------------


                  The Date of this Prospectus is July 17, 2001

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading "Risk Factors." In this prospectus, the terms "Thoroughbred Interests", "we", "us" and "our" refer to Thoroughbred Interests, Inc.

                                  OUR COMPANY

     We are engaged in "pinhooking" and racing of thoroughbred horses. "Pinhooking" involves the purchase of a yearling, that is, a horse that is between one and two years old, with a view towards training and then reselling that horse as a two year old. Those horses that we are unable to pinhook at an acceptable profit, we plan to enter in races because we expect that if a horse is successful at racing, its value will increase. As of June 25, 2001, we held full title to 19 thoroughbred and ownership interests, ranging from 20% to 60% in five thoroughbreds.

     We were incorporated on March 25, 1999. Our principal executive offices are at 127 South 6th Street, Louisville, Kentucky 40202, and our telephone number is
(502) 584-4434.

                                  THE OFFERING

Common stock offered by selling                 16,302,000 shares
stockholders.................................
Common stock offered by us...................   0 shares
Use of proceeds..............................   All of the shares offered by this prospectus
                                                are being offered by selling stockholders.
                                                Accordingly, we will not receive any proceeds
                                                from these sales of our stock.

                         SUMMARY FINANCIAL INFORMATION

     The summary financial information set forth below is derived from and should be read in conjunction with Thoroughbred's financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

STATEMENT OF OPERATIONS DATA:

                                          FOR THE PERIOD
                                          MARCH 25, 1999
                       FOR THE TWELVE       (INCEPTION)       THREE MONTHS       THREE MONTHS
                        MONTHS ENDED     THROUGH DECEMBER    ENDED MARCH 31,    ENDED MARCH 31,
                      DECEMBER 31, 2000      31, 1999             2001               2000
                      -----------------  -----------------  -----------------  -----------------
Net Revenue..........      703,015       $          0             67,654                 297,500
Cost of Sales........      463,053                  0             23,465                 186,115
Gross Profit.........      239,962                  0             44,189                 115,385
Operating
Expenses.............      460,522             94,667            188,582                  94,225
Interest Expense.....       54,309             39,500              7,875                  39,500
Net Income (Loss)
before Income Tax....     (274,869)          (134,167)          (152,268)                (22,590)
Income Taxes.........            0                  0                  0                       0
Net Income (Loss)....     (274,869)          (134,167)          (152,268)                (22,590)

BALANCE SHEET DATA:

                                                                              THREE MONTHS ENDED
                                DECEMBER 31, 2000      DECEMBER 31, 1999        MARCH 31, 2001
                               --------------------   --------------------   --------------------
Working Capital
(deficiency)................         115,706          $         220                      (185,480)
Current Assets..............         835,908                452,455                       825,915
Total Assets................         875,256                457,840                       865,263
Current Liabilities.........         953,417                452,235                     1,011,395
Total Liabilities...........       1,255,406                565,746                     1,397,681
Stockholders' (deficiency)
Equity......................        (380,150)              (107,906)                     (532,418)

                                  RISK FACTORS

     An investment in our Common Stock involves risks. You should carefully consider the risks described below and other information in the Prospectus before you decide to buy our Common Stock. You should also consider the additional information set forth in our SEC report on Form 10-SB, as amended.

WE HAVE INCURRED LOSSES FROM INCEPTION AND MAY NEVER GENERATE PROFITS.

     We have only recently been incorporated and we are still engaged in structuring our management and our proposed operations. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of significant operating history. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including our ability to acquire horses suitable for pinhooking, to adequately train such horses in order that they achieve their potential, the expertise of our management, the market acceptance of the products offered, costs and general economic conditions. There can be no assurance that we will achieve our projected goals or accomplish our business plans; and such failure could have a material adverse effect on us and the value and price of our securities.

BECAUSE OF THE LIMITED EXPERIENCE OF MANAGEMENT IN PINHOOKING AND RACING OF THOROUGHBRED HORSES OUR BUSINESS COULD SUFFER.

     James D. Tilton, our President and sole employee, currently makes all of our decisions regarding the purchasing, training, racing and selling of our thoroughbred horses. Mr. Tilton has had limited experience in pinhooking and racing of thoroughbred horses. Prior to forming Thoroughbred Interests, Mr. Tilton had pinhooked a total of six horses. There can be no assurance that Mr. Tilton will be able to make the decisions necessary to earn a profit in the business.


WE MAY NOT BE ABLE TO OBTAIN THE CAPITAL NEEDED TO FINANCE GROWTH AND CAPITAL REQUIREMENTS.


     We will need additional capital and may not be able to obtain it in which case our ability to continue in business would be materially and adversely affected.


     We estimate that we require a minimum of approximately $500,000 and a maximum of approximately $1,150,000 to operate for the next 12 months from the date of this Prospectus. The minimum of $500,000 is required for operating expenses. The maximum will be required, however, if the Augustine Fund and Mr. Andrew Dyer do not convert their promissory notes into Common Stock of the Company. This estimate of required funds includes the $375,000 due and payable to the Augustine Fund as of January 1, 2002, the $100,000 due and payable to Mr. Andrew Dyer as of January 1, 2002 and $400,000 in estimated operating expenses including office rent, boarding, training and/or racing our horses.


     There is no guarantee that we will be able to raise any such capital on terms acceptable to us or at all. Such financing may be upon terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding. At the present time, we do not intend to obtain any loan financing from a lending institution. If necessary, Mr. Tilton may make a personal loan to us at or below market rates, on terms customarily used by lending institutions in making loans. Mr. Tilton is under no obligation to make any such loans to us.

     If we are required to obtain loan financing, the amount of our profits (if any) will decrease or the amount of our losses will increase due to the interest charged on the loan. Loan financing may subject our operations to restrictions imposed by the lending institution, hindering our ability to operate in the manner best determined by our management and/or Board of Directors, with the potential that such restrictions will impede or prevent our growth and/or negatively impact our level of profits. Additionally, the use of debt financing or leverage would subject us to the risk that any downturns in the thoroughbred industry and any changes in interests rates (if we have an adjustable rate loan) will substantially increase the likelihood that our operations will not be profitable, possibly causing us to become bankrupt or to dissolve the corporation.

WE DEPEND ON KEY PERSONNEL AND MAY NOT BE ABLE TO RETAIN THEM.

     Our future success will depend largely on the efforts and abilities of our management, especially of our current sole officer, employee and director, James
D. Tilton, Jr. The loss of the services of Mr. Tilton or the inability to attract additional, experienced management personnel could have a substantial adverse effect on us. We have not obtained a "key man" insurance policy for Mr. Tilton. Our ability to implement our strategies depends upon our ability to attract highly talented managerial personnel. There can be no assurance that we will attract and retain such employees in the future.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR ANTICIPATED GROWTH, OUR BUSINESS, FINANCIAL RESULTS AND FINANCIAL CONDITION WILL BE MATERIALLY AND ADVERSELY AFFECTED.

     Our inability to effectively manage our future growth will have a material adverse effect on us. We anticipate that we will have rapid growth in the number of horses that we own. This will place a strain on our managerial, operational, and financial resources. We will initially use outside consultants and specialists to provide thoroughbred consulting, legal counsel and preliminary accounting until such persons are required on a full time or ongoing basis. We currently employ one person, Mr. Tilton. Our future employment of personnel is dependent on the number of horses we obtain. We expect to employ a bookkeeper in the near future. There can be no assurance that we will be able to effectively manage the expansion of our operations, or that our facilities, systems, procedures or controls will be adequate to support our expanded operations.

WE MAY NOT BE ABLE TO COMPLY WITH ALL CURRENT AND FUTURE GOVERNMENT REGULATION.

     Our business operations are subject to all government regulations normally incident to conducting business (e.g., occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation, income tax and social security laws and regulations, environmental laws and regulations, consumer safety laws and regulations, etc.) as well as to governmental laws and regulations applicable to small public companies and their capital formation efforts. In addition, we are subject to laws and regulations regarding the purchase, sale, breeding, transportation, care, and possibly, racing of horses. Although we will make every effort to comply with applicable laws and regulations, we can provide no assurance of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR COMPETITORS, WE WILL NOT BE ABLE TO INCREASE REVENUES OR GENERATE PROFITS.

     Our ability to increase revenues and generate profitability is directly related to our ability to compete effectively with our competitors. There are many competitors in the pinhooking industry. Due to the fact that the majority of pinhooking operations are run by private companies and partnerships, we are unable to state the size or profitability of our competitors.

THERE IS NO ASSURANCE THAT OUR COMMON STOCK WILL BE CLEARED TO TRADE ON THE OVER-THE-COUNTER BULLETIN BOARD.

     A market maker has filed a Form 211 with Nasdaq to have our Common Stock quoted on the OTC-Bulletin Board. To date, Nasdaq has not cleared our Common Stock to be quoted on the OTC-Bulletin Board and there is no assurance that our Common Stock will ever be quoted on the OTC-Bulletin Board.

WE CANNOT GUARANTEE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR OUR COMMON STOCK.

     There is no public market for our Common Stock and there can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our Common Stock should have a long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. There has not been a market for our Common Stock. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Prospectus includes statements that are "forward-looking statements" including statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Plan of Operations" and "Business" regarding our financial position, business strategy and other plans and objectives for future operations, and future product demand, supply, costs, marketing, transportation and pricing factors, are forward-looking statements. All forward-looking statements included in this Prospectus are based on information available to us on the date hereof, and we assume no obligation to update or revise such forward-looking statements, except as required by law. Although we believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct or that we will take any actions that may presently be planned. Certain important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. All written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

                                USE OF PROCEEDS

     Proceeds from the sale of shares of Common Stock being registered hereby will be received directly by the Selling Stockholders. Accordingly, we will not receive any proceeds from the sale of the shares.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors".

RESULTS OF OPERATIONS

     REVENUES. Our revenues for the year ended December 31, 2000 was $703,015 compared to $0 for the period from March 25, 1999 to December 31, 1999 The increase in revenues reflect the various sales of thoroughbred horses for the year ended December 31, 2000. We began operations on March 25, 1999 and had no sales for the period from inception to December 31, 1999.

     OPERATIONAL COSTS. Our operational costs for the year ended December 31, 2000 were $174,649 as compared to $55,720 for the period commencing March 25, 1999 to December 31, 1999. The increase in operational costs of $118,929 is a result of an increase in sales of horses and related costs of an increase in inventory.

     GENERAL & ADMINISTRATIVE. Our general & administrative expenses for the year ended December 31, 2000 were $285,873 as compared to $38,947 for the period commencing March 25, 1999 to December 31, 1999. The increase in general & administrative expenses of $246,926 is a result of an increase in compensation to our CEO of $90,000 and additional administrative costs from the sale of horses.

     INTEREST INCOME. Our interest income for the year ended December 31, 2000 was $4,491 as compared to $0 for the period commencing March 25, 1999 to December 31, 1999. The increase is due to interest earned on excess cash in our bank accounts.

     INTEREST EXPENSE. Our interest expense for the year ended December 31, 2000 was $58,800 as compared to $39,500 for the period commencing March 25, 1999 to December 31, 1999. The increase of $19,300 is due to an increase in borrowing by us in 2000 to fund our operations.

FINANCIAL CONDITION

     At December 31, 2000, we had current assets of $835,908 as compared to current liabilities of $953,417. Also at December 31, 2000 we had an accumulated deficit of $409,036 and had a stockholders' deficit of $377,086.

LIQUIDITY AND CAPITAL RESOURCES

     We had a net decrease of $7,937 of cash for the year ended December 31, 2000. We have received extensions of the maturity dates of our note obligations of $400,000 to January 1, 2002.


     We estimate that we require a minimum of approximately $500,000 and a maximum of approximately $1,150,000 to operate for the next 12 months from the date of this Prospectus. In either case, we will be required to raise additional capital within the next 12 months from the date of this Prospectus in order to fund our business. The minimum of $500,000 is required for operating expenses. The maximum will be required, however, if the Augustine Fund and Mr. Andrew Dyer do not convert their promissory notes into Common Stock of the Company. This estimate of required funds includes the $375,000 due and payable to the Augustine Fund as of January 1, 2002, the $100,000 due and payable to Mr. Andrew Dyer as of January 1, 2002 and $400,000 in estimated operating expenses including office rent, boarding, training and/or racing our horses.


     Although there can be no assurance, we expect that both the Augustine Fund and Andrew Dyer will convert their notes payable into our Common Stock pursuant to their Amended Promissory Notes.

     Additionally, as of June 29, 2001, we held full title to 19 thoroughbreds and ownership interests, ranging from 20% to 60% in five thoroughbreds. We expect to generate approximately $200,000 to $450,000 in gross profits from the sales of these horses. This projection is based upon our historical performance to date. Specifically, we have pinhooked 12 horses to date and generated gross profits of approximately $275,000.00 from these efforts. After giving effect to all our operating, general and administrative expenses, interest and taxes, however, we still expect to operate at a net loss for the next twelve months. We will therefore be required to seek additional funds and to raise additional capital from public or private equity or debt sources in order to fund our general and administrative costs and expenses, pay off startup loans, support further expansion, meet competitive pressures, or respond to unanticipated requirements.

     There is no guarantee that we will be able to raise any such capital on terms acceptable to us or at all. Such financing may be upon terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding. At the present time, we do not intend to obtain any loan financing from a lending institution.

     If we are required to obtain loan financing, the amount of our profits (if any) will decrease or the amount of our losses will increase due to the interest charged on the loan. Loan financing may subject our operations to restrictions imposed by the lending institution, hindering our ability to operate in the manner best determined by our management and/or Board of Directors, with the potential that such restrictions will impede or prevent our growth and/or negatively impact our level of profits. Additionally, the use of debt financing or leverage would subject us to the risk that any downturns in the thoroughbred industry and any changes in interests rates (if we have an adjustable rate loan) will substantially increase the likelihood that our operations will not be profitable, possibly causing us to become bankrupt or to dissolve the corporation.

     To the extent we are unable to meet our operating expenses or matured notes payable, we may borrow funds from our president Mr. Tilton or others, or we may attempt to raise capital from large institutional investment equity funds. Mr. Tilton is not legally required to loan any money to us. If we are unable to borrow or raise capital, we will have no choice but to sell thoroughbreds to meet our operating expenses and/or obligations under the matured notes. In the event any of our thoroughbreds have to be sold on an expedited basis, we expect that they would have to be sold at a discount to their fair market price. Any funds generated from sales of horses or from equity investments, if any, in our company that exceeds our operating expenses and debt repayments will be used to purchase additional thoroughbred horses.

                                    BUSINESS

COMPANY OVERVIEW

     We were organized as a business corporation under the laws of the State of Nevada on March 25, 1999. We were formed to engage in "pinhooking" and racing of thoroughbred horses. "Pinhooking" involves the purchase of a yearling, that is, a horse which is between one and two years old, with a view towards training and then reselling that horse as a two-year old. Those horses that we are unable to pinhook at an acceptable profit we plan to enter in races because we expect that if a horse is successful at racing, its value will increase. As of March 31, 2001 we held full title to 19 thoroughbreds and ownership interests, ranging from 20% to 60%, in five thoroughbreds. We purchase most of our thoroughbreds from non-affiliated breeders of thoroughbred yearlings through non-affiliated industry auction houses, such as Fasig-Tipton and Keeneland.

     Our Chief Executive Officer, President and sole employee, James D. Tilton, Jr., currently makes all the decisions regarding the purchasing, training, racing and selling of our thoroughbred horses. In particular, Mr. Tilton makes the decisions regarding: (i) whether to purchase a certain thoroughbred horse;
(ii) who should be retained to break-in and train the thoroughbred; (iii) whether the thoroughbred should be sold as a two year old (i.e., pinhooked);
(iv) whether the thoroughbred should be entered into races; and (v) if raced, at what point if any, the thoroughbred should be sold.

     Mr. Tilton has limited experience in pinhooking and racing of thoroughbred horses. As a result, Mr. Tilton may, from time to time, retain consultants experienced in the thoroughbred industry to: (i) assist him in determining which thoroughbreds to purchase; (ii) train the purchased thoroughbreds; and (iii) assist him in determining whether the thoroughbred should be sold as a two year old or raced.

     We have in the past and expect to incur in the future numerous expenses in our efforts to pinhook and race thoroughbred horses. First, we have previously paid and expect to continue to pay a 5% consultant fee for all thoroughbreds we purchase with the assistance of a consultant. Second, we plan to hire horse trainers to maintain, care and train our thoroughbreds. Such horse trainers bill us for veterinary, food, shipping, blacksmith, breaking in and training expenses. We also have previously paid and expect to make payments to these horse trainers of 5% of the sales price of each throughbred that they train and we sell. Additional expenses could include sale nominations and entry fees, advertising and video production.

     We also have in the past and expect to incur in the future mortality and surgical insurance expense. This insurance costs approximately 2.5% of the purchase price of each horse. Additionally, for each thoroughbred we sell at auction, we have previously paid and expect to pay a fee of 5% of the sale price to the auction house.

HISTORICAL BACKGROUND OF OUR COMPANY

     The following is a detailed chronology of the steps we have taken in furtherance of our business plan, beginning in 1997, prior to our incorporation. Our President, Mr. Tilton, has dedicated much of the past three years to developing and building the Company.

(a) 1997:               Mr. Tilton spent much of 1997 studying and developing a plan for engaging in profitable pinhooking. Mr. Tilton's market research came from several sources, including his personal experience (e.g., by growing up in Louisville, Kentucky -- the heart of the thoroughbred industry), his participation in horse ownership, and from his extensive reading of books and trade publications in the field, including periodicals such as Blood Horse and Thoroughbred Times. Mr.
                        Tilton's objective was threefold. He wished to (i) build a solid understanding of the thoroughbred market, (ii) conduct extensive first hand research, and (iii) develop a solid business plan for the
                        Company.
(b) January-June of     In addition to networking in Kentucky, Mr. Tilton made numerous trips
    1998:               to Florida and California to meet with individuals and entities in the thoroughbred industry. Mr. Tilton continued to own a few race horses with other individuals. His continued involvement with other horse owners provided additional market research.
(c) July-Dec. of        Mr. Tilton attended thoroughbred auctions around the country,
     1998:              including, but not limited to, the Fasig-Tipton Auctions. Mr. Tilton met consigners in the horse breeding and training business. He purchased one race horse in September of 1998, five race horses in
                        October and two in December. Three of these horses were resold for a profit in 1999.
(d) March 1999:         Mr. Tilton formed the Company and was issued 12,000,000 shares of common stock. The Company then issued 1,150,000 shares of its Common
                        Stock to five investors in exchange for various services rendered to the Company by them in connection with its organization and formation.
                        Specifically, two of such investors, namely, Rick Fox, Esq. and Neil
                        Broderick, Esq., provided legal services to the Company, one, namely
                        Henry Fischer, provided accounting services to the Company and two, namely Andy Dyer and FT Trading, provided financial advisory services to the Company. The Company subsequently issued 43,000 shares of its
                        Common Stock at $.10 per share to 43 investors for a total capital raise of $4,300. The Company relied upon the exemption afforded by
                        Section 4(2) of the Securities Act of 1933, as amended, for the issuance of these shares.
(e) July 1999:          The Company purchased its first horse at the Fasig Tipton Auction. Mr
                        Tilton loaned the Company $50,000 for the purpose of making that purchase.
(f) Aug. 1999:          We acquired two additional horses for a total sum of $121,000 at the
                        Fasig Tipton New York Auction. The funds used to purchase the horses were also borrowed from Mr. Tilton.
(g) Sept. 1999:         We purchased one horse at the Keeneland sale.

(h) Sept. 30, 1999:     The Augustine Fund, L.P., an Illinois Limited Partnership with offices at 141 West Jackson Street, Suite 2182, Chicago, Illinois 60604 (the
                        "Augustine Fund") loaned the Company $300,000 for operating expenses.
                        The loan is evidenced by a promissory note and is secured by 6,000,000 shares of our Common Stock owned by Mr. Tilton. The promissory note was initially due and payable in the amount of $375,000 on or before
                        March 28, 2000. On March 22, 2000, the Augustine Fund extended the due date to May 29, 2000. On October 3, 2000 and April 12, 2001, The
                        Augustine Fund granted us an additional extension to March 31, 2001 and January 1, 2002, respectively. The entire loan is convertible, at the sole discretion of the Augustine Fund, into shares of the
                        Company's Common Stock (the "Converted Shares") at $.10 per share and warrants excercisable into one-half the number of Converted Shares at
                        $.15 per share.
(i) October 1999:       We purchased three horses at the Fasig Tipton auction in Maryland and two horses in Kentucky.
(j) December 15,        Mr. Andrew Dyer, with an address c/o The Dyer Group, 100 Tower Drive,
    1999:               Greenville, S.C. 29650, loaned the Company $50,000 for operating expenses. The loan is evidenced by a promissory note. The loan was originally due on August 13, 2000 but was extended on October 11, 1999 to March 31, 2001. On April 12, 2001, Mr. Dyer granted us an additional extension to January 1, 2002. The loan is convertible, at the sole discretion of Mr. Dyer, into shares of the Company's Common
                        Stock (the "Converted Shares") at $.10 per share and warrants excercisable into one-half the number of Converted Shares at $.15 per share.
(k) January 31, 2000:   Mr. Andrew Dyer, with an address c/o The Dyer Group, 100 Tower Drive,
                        Greenhille, S.C. 29600, loaned the Company an additional $50,000 for operating expenses. The loan is evidenced by a promissory note. The loan was originally due on August 13, 2000 but was extended on October
                        11, 1999 to March 31, 2001. On April 12, 2001, Mr. Dyer granted us an additional extension to January 1, 2002. The loan is convertible, at the sole discretion of Mr. Dyer, into shares of the Company's Common
                        Stock (the "Converted Shares") at $.10 per share and warrants excercisable into one-half the number of Converted Shares at $.15 per share.
(l) Feb. 2000:          We sold two of our horses at the Ocalar Breeder Sales "OBS" February sale in Miami. We also sold a 75% ownership interest in another horse in a private transaction.
(m) March 2000 -        We sold three of our horses, one at the OBS March sales in Ocala, and
    April 2000:         two at the Keeneland April sale in Lexington, Kentucky. We also purchased a horse at the OBS June sale in Ocala as a racing prospect.
(n) May 2000:           We sold one of our horses at the Fasig Tipton May Midatlantic sale in
                        Baltimore, Maryland. We also purchased a horse as a racing prospect at the same sale.
(o) June 2000:          We sold ownership interests in three of our horses in private transactions.

(p) August 2000 -       We purchased five horses at the Keeneland September sale, 6 horses at
    October 2000:       the Fasig Tipton Midatlantic sale, 3 horses at the Fasig Tipton
                        Kentucky sale, and one horse through a private transaction. We borrowed $300,000 from Mr. Tilton at an interest rate of 6% per annum as partial payment for the horses and in consideration thereof gave
                        Mr. Tilton a security interest in certain of our horses. This security interest does not require repayment upon sale of the horse. Instead, the security interest attaches to the proceeds from any such sale. The entire loan is convertible, at the sole discretion of Mr. Tilton, into shares of our Common Stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares at $.15 per share.
(q) September 2000:     We purchased the domain name Thoroughbredsales.com in exchange for
                        25,000 shares of our Common Stock. We intend to construct a corporate website using this domain name.
(r) December 2000 -     We sold one of our horses at Gulfstream Park and sold a 50% ownership
    June 2001           interest in another horse in a private transaction. We also purchased
                        5 horses at the Fasig Tipton December Mixed Sales.

SUMMARY OF SOLD HORSES

The following is a summary of the horses we sold prior to June 29, 2001:

                              DATE           DATE       SELLER/PLACE   AFFILIATION     SOURCE OF
     NAME OF HORSE         PURCHASED         SOLD       OF PURCHASE    TO PURCHASER    FINANCING
-----------------------   ------------   ------------   ------------   ------------   ------------
Lord at War/Sa Marche       07/22/99       02/08/00     Fasig Tipton       None           (1)
Belong to Me/Vivas Lady     08/15/99       02/08/00     Fasig Tipton       None           (1)
Saint Damien - 75%          10/25/99       02/28/00     Fasig Tipton       None           (2)
Go for Gin/Bright Omen      10/06/99       03/31/00     Fasig Tipton       None           (2)
Cozzene/Sheergo             10/25/99       04/18/00     Fasig Tipton       None           (2)
Two Punch/Truth and         10/05/99       04/18/00     Fasig Tipton       None           (2)
  Beauty
Belong to Me/Caveat         08/15/99       05/23/00     Fasig Tipton       None           (1)
Wooglin - 65%               05/22/00       06/08/00     Fasig Tipton       None           (3)
Defending Honor - 40%       04/27/00       06/08/00     OBS Sales          None           (3)
Graham Point - 40%          09/14/99       06/08/00     Keeneland          None           (1)
Given to Fly                10/04/99       01/07/01     Fasig Tipton       None           (2)
Weekend Lover - 50%         10/25/00       12/01/00     White              None           (3)
                                                        Oaklawn Farm

------------------

(1) Purchase financed from monies lent to Thoroughbred Interests, Inc. in 1999 by Mr. Tilton.

(2) Purchase financed from monies lent to Thoroughbred Interests, Inc. in 1999 by the Augustine Fund, L.P. and Mr. Tilton.

(3) Purchase financed from funds remaining from loans made to Thoroughbred Interests, Inc. in 1999 from the Augustine Fund, L.P., Mr. Tilton, and Mr. Dyer, and additional monies lent to Thoroughbred Interests, Inc. in 2000 by Mr. Tilton and Mr. Dyer.

INVENTORY OF OUR HORSES

The following was the inventory of our horses as of June 29, 2001:

                                              DATE         SELLER/PLACE       AFFILIATION TO   SOURCE OF
   NAME OF HORSE             TYPE           ACQUIRED        OF PURCHASE       PURCHASER        FINANCING
-------------------   -------------------   ---------   -------------------   --------------   ---------
20% of Saint Damien   Colt 3-yr             10/25/99    Fasig Tipton               None           (2)
60% of Graham Point   Colt 3-yr             09/14/99    Keeneland                  None           (1)
60% of Defending      Colt 3-yr             04/27/00    OBS Sales                  None           (3)
  Honor
35% of Wooglin        Colt 3-yr             05/22/00    Fasig Tipton               None           (3)
Allen's Prospect/     Filly Yearling 2-yr   10/03/00    Fasig Tipton               None           (3)
  Goldfinch Filly
  Dafodilly
Devil's Sword         Colt Yearling 2-yr    10/03/00    Fasig Tipton               None           (3)
Party Manners/Bid     Colt Yearling 2-yr    09/07/00    Keeneland                  None           (3)
  to the Mint
Green Dancer/Puff     Colt Yearling 2-yr    09/13/00    Keeneland                  None           (3)
  of Luck
Cryptoclearance/      Filly Yearling 2-yr   09/14/00    Keeneland                  None           (3)
  Dime Baby
K.O. Punch/           Filly Yearling 2-yr   09/15/00    Keeneland                  None           (3)
  Endicotta Ridge
Glitterman/Willing    Colt Yearling 2-yr    09/17/00    Keeneland                  None           (3)
  Partner
Allen's Prospect/     Filly Yearling 2-yr   10/03/00    Fasig Tipton               None           (3)
  Bobaloubar
Wild Zone/Galleria    Filly Yearling 2-yr   10/03/00    Fasig Tipton               None           (3)
Allen's Prospect/     Filly Yearling 2-yr   10/04/00    Fasig Tipton               None           (3)
  Hallow Wean
Allen's Prospect/     Colt Yearling 2-yr    10/04/00    Fasig Tipton               None           (3)
  Mississippi
  Lights
50% Nicholas/         Filly 2-yr            10/25/00    White Oaklawn Farm         None           (3)
  Weekend Delight
Fox Hound/Angel       Colt 2-yr             10/25/00    Fasig Tipton               None           (3)
  Puss
Prospectors Music/    Filly 2-yr            10/25/00    Fasig Tipton               None           (3)
  Award for Morgan
Go for Gin/           Filly 2-yr            10/26/00    Fasig Tipton               None           (3)
  Northern Syl
Devil's Bag/Star      Filly Yearling        12/03/00    Fasig Tipton               None           (3)
  Cloud
Not for Love/         Filly Yearling        12/04/00    Fasig Tipton               None           (3)
  Weather Vane
Not for Love/God      Colt Yearling         12/05/00    Fasig Tipton               None           (3)
  Given
Eastern Echo/         Colt Yearling         12/04/00    Fasig Tipton               None           (3)
  Devil's Ballad
Rinka Das/Public      Colt Yearling         12/05/00    Fasig Tipton               None           (3)
  Band

------------------
(1) Purchase financed from monies lent to Thoroughbred Interests, Inc. in 1999 by Mr. Tilton.

(2) Purchase financed from monies lent to Thoroughbred Interests, Inc. in 1999 by the Augustine Fund, L.P. and Mr. Tilton.

(3) Purchase financed from funds remaining from loans made to Thoroughbred Interests, Inc. in 1999 from the Augustine Fund, L.P., Mr. Tilton, and Mr. Dyer, and additional monies lent to Thoroughbred Interests, Inc. in 2000 by Mr. Tilton and Mr. Dyer.

(4) 5% ownership interest of this horse was transferred to Ciaran Dunne in consideration for services.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings. However, from time to time we may be subject to legal proceedings and claims in the ordinary course of business. Such claim, even if not meritous, would result in the expenditure by us of syndicated financial and managerial resources.

                                   FACILITIES

     Our executive and administrative office is located at 127 South 6th Street in Louisville, Kentucky 40202. We lease this facility from a non-affiliated party. It has approximately 1865 square feet of office space consisting of three separate offices, a library, a conference room, a kitchen and a bathroom. The monthly rent is $2,630 of which Thoroughbred Interests, Inc. pays 50% with the other 50% paid by Technology Capital Group, Inc. Thoroughbred Interests, Inc. and Technology Capital Group, Inc. together own the office equipment and furniture. Management believes that this facility is adequate for us for at least the next 12 months.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our directors, executive officers and key employees, and their ages and position as of March 31, 2001, are as follows:

        NAME                AGE                         POSITION
---------------------   -----------   --------------------------------------------
James D. Tilton, Jr.        40        Chairman of the Board, Chief Executive
                                      Officer, President, and Secretary


     JAMES "JIM" D. TILTON, JR., has served as Chairman of our Board of Directors, Chief Executive Officer, President, Secretary, Treasurer and Sole Director since our formation. Mr. Tilton has more than 16 years experience in the securities industry. From 1995-1996, he was stockbroker at Morgan Keegan. From 1997-1999, he worked independently in the securities industry, specializing in corporate finance/investment banking. Mr. Tilton has been involved in the financing of private and public small growth companies. Mr. Tilton holds Series 7, Series 24, Series 63 and Series 65 licenses. He also holds a license through the State of Kentucky to sell insurance products. He has been inactive since January 31, 1999 in order to devote his full attention to matters involving Thoroughbred Interests, Inc. and TuneIn Media, Inc. Since January, 1999, Mr. Tilton has been TuneIn Media, Inc.'s Chief Executive Officer and President. TuneIn Media, Inc. is an interactive media content provider with a network of integrated technology business. He is the Chairman of its Board of Directors, holds a significant equity position in it and spends approximately five hours a week on its business. Mr. Tilton spends the balance of his professional time, approximately forty hours per week, on our business. Mr. Tilton has a B.A. in Political Science with an emphasis in Accounting/Business from the University of Louisville.


DIRECTOR COMPENSATION

     Directors currently receive no compensation for their service as such. We do reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded to, earned by or paid to Mr. Tilton from inception of our company (March, 1999) through December 31, 2000. We had no other officers during this period.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                                                            AWARDS -
                                                                                           SECURITIES
                                                                          OTHER ANNUAL     UNDERLYING
 NAME AND PRINCIPAL POSITION       YEAR         SALARY       BONUS($)     COMPENSATION     OPTIONS(#)
-----------------------------   -----------   -----------   -----------   -------------   -------------
James D. Tilton, Jr. Chairman      1999            0             0              0              --
of the Board, Chief Executive
Officer and President
                                   2000       $90,000(1)         0              0         3,000,000(2)

(1) Mr. Tilton has agreed to defer his salary indefinitely.

(2) On January 3, 2000, Mr. Tilton was granted 3,000,000 incentive stock options pursuant to our Millennium Stock Option Plan at an exercise price of $0.11. The options are fully vested and currently exercisable.

EMPLOYMENT AND CONSULTING AGREEMENT

     We have an Employment Agreement with James D. Tilton which ends on December 31, 2002. The Agreement provides for the payment of an annual base salary of $90,000 for calendar year 2000, $120,000 for calendar year 2001 and $180,000 for calendar year 2002. The Agreement also provides for an annual incentive bonus of varying percentages based on our annual earnings before income taxes, depreciation and amortization, or EBITA. If our EBITA is at least $1,000,000 the bonus is 30% of annual base salary, if it is at least $2,000,000 the bonus is 50% of annual base salary and if it is at least $4,000,000 the bonus is 100% of annual base salary. The Agreement provides for the one-time grant pursuant to our Millennium Stock Option Plan of 3,000,000 incentive stock options to Mr. Tilton at 110% of the fair market value of our Common stock on the date of the grant. When his options were issued on January 3, 2000 we used the last sales price of our common stock for our then most recent private sale, or $.10, to determine the fair market value. The options are fully vested and currently exercisable. The Agreement further provides for the payment of Mr. Tilton upon the discharge of Mr. Tilton without cause or the resignation of Mr. Tilton for "good cause", or as defined in the Agreement of a lump sum equal to his annual base salary and bonus. In addition, if the terminating event occurs on or before June 30, 2001, we are to pay Mr. Tilton an additional $100,000.

     Mr. Tilton also has an employment agreement with TuneIn Media, Inc., an interactive media content provider with a network of integrated technology business, of which he is Chief Executive Officer and Chairman of the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted pursuant to the corporate law of the State of Nevada, our state of incorporation, the Certification of Incorporation requires that we indemnify its directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Furthermore, the personal liability of the directors is limited as provided in our Certificate of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Thoroughbred Interests, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                THOROUGHBRED INTERESTS, INC.'S STOCK OPTION PLAN

     Our Millennium Stock Option Plan (the "Plan") was ratified and approved by our Board of Directors in January, 2000. The Plan provides for the grant of options to purchase up to 10,000,000 shares of our Common stock. The Plan is intended to promote our long-term financial interests and growth by providing our employees, officers, directors and consultants with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with us and to acquire a proprietary interest in or long-term success; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

GENERAL

     The Plan provides for the granting of awards to such officers, other employees, consultants and directors of our company and our affiliates as our Board of Directors may select from time to time.

     If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of Common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for the awards under the Plan.

     In the event that our Board of Directors determines that any dividend or other distribution (whether in the form of cash, Common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Common stock or other property (including cash) that may thereafter be issued in connection with awards, (ii) the number and kind of shares of Common stock or other property (including cash) issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code.

ADMINISTRATION

     The Plan will be administered by our Board of Directors. The Board of Directors have the authority in their sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of Common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting us or our financial statements (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

AWARDS UNDER THE PLAN

     3,000,000 of the 20,000,000 options available for grant under the Plan have been granted. The option exercise price is payable by any one of the following methods or a combination thereof:

     * in cash or by personal check, certified check, bank cashier's check or wire transfer;

     * in shares of Common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or

     * by such other method as the compensation committee may from time to time authorize.

     Our Board of Directors also has the authority to specify, at the time of grant or, with respect to options that are not intended to qualify as incentive stock options (`non-qualified stock options"), at or after the time of grant, that a participant shall be granted a new non-qualified stock option (a `reload option") for a number of shares of Common stock equal to the number of shares of Common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of Common stock under the Plan at the time of such exercise; provided, however, that no reload option shall be granted to a non-employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the Plan.

                              SELLING STOCKHOLDERS

     We have agreed to register the offering of the selling stockholders' shares of Common Stock under the Securities Act and to pay all expenses in connection with such registration, other than brokerage commissions and discounts in connection with the sale of the Common Stock and the expenses of counsel.

     The following table sets forth the names of the selling stockholders, the number of shares of Common Stock owned beneficially by each of the selling stockholders as of June 29, 2001, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares of Common Stock owned beneficially by each of the selling stockholders after the offering. No selling stockholder has any affiliation with Thoroughbred Interests, Inc. or our officers, directors, promoters or principal shareholders except as noted.

     The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this prospectus will be sold.

                                      SHARES OF         SHARES OF      SHARES OF COMMON STOCK OWNED
                                     COMMON STOCK      COMMON STOCK         AFTER OFFERING (3)
                                     OWNED BEFORE         BEING        ----------------------------
   NAME OF SELLING STOCKHOLDER       OFFERING (1)        OFFERED         NUMBER        PERCENT (2)
----------------------------------   --------------    ------------    ------------    ------------
James D. Tilton                        31,500,000(4)     7,500,000      24,000,000(4)       70.77%
Augustine Fund, L.P.                    5,625,000(5)     5,625,000              --              --
Andy Dyer                               2,002,000(6)     2,002,000              --              --
J&B Associates                          1,000,000        1,000,000              --              --
Old Monmouth Stock Transfer Co.,
Inc.                                       75,000           75,000              --              --
Mary Kennedy                               75,000           75,000              --              --
Thomas Larkin                              25,000           25,000              --              --
Total                                  40,302,000       16,302,000      24,000,000          70.77%

------------------

(1) Under Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, we believe that all persons named in the table having sole voting and investment power with respect to all shares beneficially owned by them.

(2) Based on a total of 26,411,000 shares issued and outstanding as of June 29, 2001 plus the 7,500,000 issuable upon the exercise of the options and conversion of the Secured Promissory Note described in footnote (4) below.

(3) Assumes the sale of all shares offered hereby.

(4) Includes 6,000,000 shares being held in escrow by H. Glen Bagwell as security for the loan made by The Augustine Fund, L.P. (the "Augustine Fund") to us and will be returned to James D. Tilton upon repayment to the Augustine Fund of the loan or the conversion by the Augustine Fund of the amount owing to our Common Stock. Mr. Tilton has sole voting and investment power in all of his shares. Also includes 3,000,000 shares issuable upon exercise of options issued under Thoroughbred Interests, Inc.'s Millennium Stock Option Plan and 4,500,000 shares issuable upon the conversion of the convertible Secured Promissory Note with us.

(5) Represents shares issuable upon conversion of the convertible Promissory Note dated September 30, 1999, as amended.

(6) Includes 1,500,000 shares issuable upon the conversion of the convertible Promissory Notes dated December 15, 1999 and January 31, 2000, as amended.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of April 24, 2001 by:

     * each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock;

     * each of our directors;

     * the named executive officers; and

     * all executive officers and directors as a group.

     Except as otherwise indicated, we believe that the beneficial owners of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                 SHARES OF COMMON STOCK       SHARES OF COMMON STOCK
                                 OWNED PRIOR TO OFFERING     OWNED AFTER OFFERING (3)
                                 -----------------------     -------------------------
       NAME AND ADDRESS                        PERCENT                       PERCENT
     BENEFICIAL OWNER (1)          NUMBER        (2)           NUMBER          (4)
------------------------------   ----------   ----------     ----------     ----------
James D. Tilton                  31,500,000(5)(6)(7)   92.89% 3,000,000       10.20%
c/o Thoroughbred Interests,
Inc.
127 S. 6th Street
Louisville, KY 40202
Augustine Fund, L.P.             5,625,000(8)   17.56%           --             --
141 West Jackson Boulevard
Suite 2182
Chicago, Illinois 60604
Andy Dyer                        2,002,000(9)   7.17%            --             --
c/o The Dyer Group
100 Tower Drive
Greenville, South Carolina
Total                            39,127,000                  30,500,000
All Directors and Executive      31,500,000     92.89%
Officers

------------------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares held by which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Calculated on the basis of 26,411,000 shares of Common Stock issued and outstanding.

(3) Assumes the sale of all 9,802,000 shares offered by us.

(4) In the event that we are unable to sell all of the shares offered by us, each holder's ownership percentage of our Common Stock after this such offering will be higher than set forth.

(5) Includes 6,000,000 shares being held in escrow by H. Glen Bagwell as security for the loan made by The Augustine Fund, L.P. (the "Augustine Fund") to us and will be returned to James D. Tilton upon repayment to the Augustine Fund of the loan or the conversion by the Augustine Fund of the amount owing into our Common Stock. Mr. Tilton has sole voting and investment power in all of his shares.

(6) Includes 3,000,000 shares issuable upon exercisable of options, all of which are exercisable immediately under Thoroughbred Interests, Inc.'s Millennium Stock Option Plan.

(7) Includes 3,000,000 shares of our Common Stock and 1,500,000 shares of our Common Stock underlying warrants issuable pursuant to a convertible Secured Promissory Note dated October, 2000, as amended.

(8) Represents shares issuable upon conversion of the convertible Promissory Note dated September 30, 1999, as amended.

(9) Includes 1,500,000 shares issuable upon the conversion of the convertible Promissory Notes dated December 15, 1999 and January 31, 2000, as amended.

                              CERTAIN TRANSACTIONS

     In connection with our incorporation, we issued 12,000,000 shares of our Common Stock to Mr. Tilton at the par value of $.001 per share. Mr. Tilton received these shares in recognition of his pre-incorporation services.

     Subsequently, due to our 2 for 1 forward stock split, Mr. Tilton's shares were increased to 24,000,000 shares. 6,000,000 of these shares are being held in escrow in the name of H. Glen Bagwell as security for the Augustine Fund, L.P.

     There is no affiliation between Mr. Tilton and The Augustine Fund, L.P. or Glen Bagwell, Jr.

     In connection with our purchase of several thoroughbreds in September and October of 2000, pursuant to a written promissory note dated October 31, 2000 (the "Note"), Mr. Tilton loaned the Company $300,000 at an interest rate of 6% per annum to pay for the horses. In consideration for the Note, pursuant to a Pledge and Security Agreement dated October 31, 2000, we gave Mr. Tilton a security interest in some of our horses. The entire loan is convertible, at the sole discretion of Mr. Tilton, into shares of our Common Stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares at $.15 per share.

                           DESCRIPTION OF SECURITIES

Our authorized capital structure consists of Preferred Stock, par value $.001, and Common Stock, par value $.001. The number of shares authorized and outstanding as of the date hereof is as follows:

    SECURITY               AUTHORIZED           OUTSTANDING
----------------          ------------          ------------
Preferred Stock             10,000,000                     0
Common Stock               100,000,000            26,411,000
Stock Options               10,000,000             3,000,000

PREFERRED STOCK. The 10,000,000 shares of Preferred Stock having a par value of $.001 authorized are undesignated as to preferences, privileges and restrictions. When the shares are issued, the Board of Directors must establish a "series" of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series. To date, the Board of Directors has not designated any series.

COMMON STOCK. Our authorized common equity consists of 100,000,000 shares of Common Stock, with a $.001 par value, of which 26,411,000 shares of Common Stock are issued and outstanding. Shareholders (i) have general ratable rights to dividends from funds legally available, therefore; when and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to shareholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which shareholders may vote at all shareholder meetings. All shares of Common Stock now outstanding have been validly issued and are fully paid and nonassessable.

     The Common Stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the Common Stock voting for election of directors can elect one hundred percent of our directors if they choose to do so. We have not had any earnings, have not paid any dividends on our Common Stock and do not anticipated that any dividends will be paid in the foreseeable future. Dividends upon Preferred shares must have been paid in full for all past dividend periods before distribution can be made to the holders of Common Stock. In the event of a voluntary or involuntary liquidation, all of our assets and funds remaining after payments to the holders of Preferred Stock will be divided and distributed among the holders of Common Stock according to their respective shares.


HOLDERS



     As of the date of this Prospectus, there were approximately 52 holders of our Common Stock.


DIVIDEND POLICY


     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future, but intend to retain future earnings for reinvestment in our business. Future cash dividends, if any, will be at the discretion of our Board of Directors and will be dependent upon, among other things, our financial condition, capital requirements and such other factors as the Board of Directors deems relevant.


TRANSFER AGENT AND REGISTRAR

     Olde Monmouth Stock Transfer, Inc., Atlantic Highlands, New Jersey, has been appointed as transfer agent and registrar for the Common stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our Common Stock. We cannot predict the effect, if any, that sales of shares of the Common Stock to the public or the availability of shares for sale to the public will have on the market price of the Common Stock prevailing from time to time.

     Upon the consummation of this offering we will have 26,411,000 shares of Common Stock outstanding. Of such shares of Common Stock, 25,677,000 shares (the shares sold in this offering by the selling shareholders) will be freely tradeable without restriction or further registration under the Securities Act. The remaining 734,000 shares of Common Stock are "restricted securities," as the term is defined under Rule 144 of the Act. These shares may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act.

     In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as that term is defined in Rule 144) for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's Common stock (approximately 2,641,000 shares immediately after this offering) or the average weekly trading volume during the four calendar weeks preceding the sale. Sales pursuant to Rule 144 also are subject to certain other requirements relating to the manner and notice of sale and availability of current public information about Thoroughbred Interests, Inc. Affiliates may publicly sell shares not constituting restricted securities under Rule 144 in accordance with the foregoing volume limitations and other restrictions, but without regard to the one-year holding period. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding a sale by such person, and who has beneficially owned restricted shares for at least two years, is entitled to sell such shares under Rule 144 without regard to the volume limitations and other conditions described above.

     An additional 3,000,000 shares of Common Stock are issuable upon exercise of outstanding options, all of which will be eligible, under Rule 144, for sale into the public securities markets one year after the option is exercised, or sooner if registered by us.

     An additional 11,625,000 shares of Common Stock are issuable upon conversion of convertible promissory notes and the exercise of warrants issuable pursuant to such conversions, if any. All such shares of Common Stock will be freely tradeable without restriction or further registration under the Securities Act.

     We make no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Common Stock in the public market or the perception that such sales could occur could have an adverse effect on the prevailing market price of the Common Stock.

                              PLAN OF DISTRIBUTION

SHARES OFFERED BY THE SELLING STOCKHOLDERS


     Our Common Stock does not presently trade on any exchange or electronic medium. An application has been filed to have our Common Stock listed on the OTC Bulletin Board. No assurance can be given that a public market will ever exist for our Common Stock. Presently, the selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock in private transactions. These sales may be at fixed or negotiated prices.



     When, and if, a public market ever develops for our Common Stock, the selling stockholders may use any one or more of the following methods when selling shares:


     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     * an exchange distribution in accordance with the rules of the applicable exchange;

     * privately negotiated transactions;

     * short sales, except as described below;

     * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     * a combination of any such methods of sale; and

     * any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.


     If a public market ever develops for our common stock, the selling stockholders may also engage in short sales against the box (which is a type of short sale in which the short seller simultaneously maintains a long and a short position in a security), puts and calls and other transactions in securities of Thoroughbred Interests, Inc. or derivatives of Thoroughbred Interests, Inc. securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.


     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     Effective August 11, 1993, the Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rule requires: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
(i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

     The above penny stock restrictions will not apply to the Company's securities in the event such securities are approved for listing on a national stock exchange and have certain price and volume information provided on a current and continuing basis. There can be no assurance that the Company's securities will qualify for exemption from these restrictions if a market ever develops for the Company's securities. If such a market does develop and the Company's securities were subject to the rules on penny stocks, it is likely that the market liquidity for the Company's securities and the share price for the Company's securities would be severely adversely affected by the penny stock rules.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of Common stock offered by this prospectus will be passed upon for us by Schreck Brignone Godfrey, Las Vegas, Nevada.

                                    EXPERTS

     Our financial statements Thoroughbred Interests, Inc. as of December 31, 2000 and December 31, 1999 included in this Prospectus and in this Registration Statement have been included herein in reliance upon the report of Baum & Company, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

     At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                          Thoroughbred Interests, Inc.
                               127 S. 6th Street
                              Louisville, KY 40242
                        Telephone Number: (502) 584-4434
                        Facsimile number: (502) 584-4850

     Our fiscal year ends on December 31. We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

     You may request a copy of these filings as well as any exhibits to our registration statement incorporated by reference in this prospectus, at no cost, by writing or calling us at: 127 S. 6th Street, Louisville, KY 40242, telephone number: (502) 584-4434.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                          THOROUGHBRED INTERESTS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                    PAGE
                                                                                    -----
     Independent Auditors' Report................................................     F-2
     FINANCIAL STATEMENTS
     Balance Sheets as of December 31, 2000 and 1999.............................     F-3
     Statements of Operations
       Year ended December 31, 2000 and the period commencing
          March 25, 1999 (Inception) to December 31, 1999........................     F-4
       Statement of Changes in Stockholders' Equity for the Year ended
          December 31, 2000 and the period commencing March 25, 1999 (Inception)
          to December 31, 1999...................................................     F-5
     Statement of Cash Flows
       Year ended December 31, 2000 and the period commencing
          March 25, 1999 (Inception) to December 31, 1999........................     F-6
     Notes to Financial Statements...............................................     F-7
     Balance Sheet as of March 31, 2001 (unaudited)..............................    F-12
     Statement of Operations for the three month periods
       ended March 31, 2001 and 2000 (unaudited).................................    F-13
     Statement of Changes in Stockholders' Equity for the period commencing March
       31, 1999 (Inception) and the three months period ended March 31, 2001
       (unaudited)...............................................................    F-14
     Statement of Cash Flows for the Three Month Periods
       ended March 31, 2001 and 2000 (unaudited).................................    F-15
     Notes to Financial Statements...............................................    F-16

                              BAUM & COMPANY, P.A.
                          CERTIFIED PUBLIC ACCOUNTANTS
                       1515 UNIVERSITY DRIVE - SUITE 209
                          CORAL SPRINGS, FLORIDA 33071

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Thoroughbred Interests, Inc.
Louisville, Kentucky

     We have audited the accompanying balance sheet of Thoroughbred Interests, Inc. as of December 31, 2000 and 1999 and the related statement of income, changes in stockholders' equity and cash flows for the year ended December 31, 2000 and the period commencing March 25, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the financial position of Thoroughbred Interests, Inc. at December 31, 2000 and 1999 and the statement of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2000 and the period commencing March 25, 1999 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.


/s/ Baum & Company, P.A.



Baum & Company, P.A.
Certified Public Accountants


Coral Springs, Florida
March 15, 2001

                          THOROUGHBRED INTERESTS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                        2000            1999
                                                                     ----------      ----------
                                            ASSETS
Current Assets
  Cash...........................................................    $    3,411      $   11,348
  Investment in thoroughbred horses..............................       832,496         441,107
                                                                     ----------      ----------
                                                                        835,908         452,455
Other assets
  Deferred registration costs....................................        39,348           5,385
                                                                     ----------      ----------
       Total assets..............................................    $  875,256      $  457,840
                                                                     ----------      ----------
                                                                     ----------      ----------

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Note payable...................................................    $  400,000      $  350,000
  Accounts payable...............................................       376,917          64,235
  Accrued interest...............................................        86,500          38,000
  Accrued compensation - related party...........................        90,000               0
                                                                     ----------      ----------
       Total current liabilities.................................       953,417         452,235
                                                                     ----------      ----------
Other liabilities
  Loan payable - related party...................................       298,925         110,447
                                                                     ----------      ----------
       Total liabilities.........................................     1,252,342         562,682
                                                                     ----------      ----------
Stockholders equity
  Preferred stock, par value $.001, 10,000,000 shares authorized;
     no shares issued............................................             0               0
  Common stock, par value $.001, 100,000,000 shares authorized;
     26,411,000 and 26,386,000 shares issued and outstanding in
     2000 and 1999 respectively..................................        26,411          26,386
     Additional paid in capital..................................         5,539           3,064
     Accumulated deficit.........................................      (409,036)       (134,167)
  Less: subscription receivable..................................             0            (125)
                                                                     ----------      ----------
                                                                       (377,086)       (104,842)
                                                                     ----------      ----------
       Total liabilities & stockholders equity...................    $  875,256      $  457,840
                                                                     ----------      ----------
                                                                     ----------      ----------

              See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                            STATEMENTS OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
           COMMENCING MARCH 25, 1999 (INCEPTION) TO DECEMBER 31, 1999

                                                                      2000             1999
                                                                   -----------      -----------
Revenues.......................................................    $   703,015      $         0
Cost of Horses Sold............................................        463,053                0
                                                                   -----------      -----------
Gross Profit...................................................        239,962                0
Operating Expenses
  Operational costs............................................        174,649           55,720
  General & administrative.....................................        285,873           38,947
                                                                   -----------      -----------
  Total operating expenses.....................................        460,522           94,667
                                                                   -----------      -----------
Net income (loss) before other income and (expense)............       (220,560)         (94,667)
Other income and (expense)
  Interest income..............................................          4,491                0
  Interest expense.............................................        (48,500)         (38,000)
  Interest expense - related party.............................        (10,300)          (1,500)
                                                                   -----------      -----------
                                                                       (54,309)         (39,500)
                                                                   -----------      -----------
Net income (loss) before provision for income taxes............       (274,869)        (134,167)
Provision for income taxes.....................................              0                0
                                                                   -----------      -----------
Net income (loss)..............................................    $  (274,869)     $  (134,167)
                                                                   -----------      -----------
                                                                   -----------      -----------
Net (loss) per common share....................................    $     (0.01)     $     (0.01)
                                                                   -----------      -----------
                                                                   -----------      -----------
Weighted average number of common shares outstanding...........     26,390,175       26,386,000
                                                                   -----------      -----------
                                                                   -----------      -----------

              See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
                    COMMENCING MARCH 25, 1999 (INCEPTION) TO
                               DECEMBER 31, 1999

                                             COMMON STOCK       ADDITIONAL    STOCK
                                         --------------------   PAID IN      SUBSCRIPTION   ACCUMULATED
                                           SHARES     AMOUNT    CAPITAL      RECEIVABLE      DEFICIT
                                         ----------   -------   ----------   ------------   -----------
Balance - inception (March 25, 1999)...           0         0          0            0                0
Common stock issued to founder for
  services.............................  24,000,000    24,000          0            0                0
Common stock issued for services.......   2,300,000     2,300     (1,150)           0                0
Sale of common stock in 1999...........      86,000        86      4,214         (125)               0
Net (loss) from inception to
  December 31, 1999....................           0         0          0            0         (134,167)
                                         ----------   -------     ------         ----        ---------
Balance - December 31, 1999............  26,386,000    26,386      3,064         (125)        (134,167)
Payment of subscription................           0         0          0          125                0
Stock issued for domain name
  November 2000........................      25,000        25      2,475            0                0
Net (loss) December 31, 2000...........           0         0          0            0         (274,869)
                                         ----------   -------     ------         ----        ---------
Balance - December 31 2000.............  26,411,000   $26,411     $5,539         $  0        $(409,036)
                                         ----------   -------     ------         ----        ---------
                                         ----------   -------     ------         ----        ---------

               See accompanying notes to the financial statements

                          THOROUGHBRED INTERESTS, INC.
                            STATEMENT OF CASH FLOWS
              FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
           COMMENCING MARCH 25, 1999 (INCEPTION) TO DECEMBER 31, 1999

                                                                      2000             1999
                                                                   -----------      -----------
Cash flows from operations:
  Net income (loss)............................................    $  (274,869)     $  (134,167)
  Adjustments to reconciliate net income (loss) to net cash
     provided by operating activities:
  Common stock issued for domain name..........................          2,500                0
  Common stock issued for services.............................              0            1,150
  Common stock issued to founder...............................              0           24,000
Changes in operating assets and liabilities:
  (Increase) in investment in thoroughbred horses..............       (391,389)        (441,107)
  Increase in accounts payable and other accrued expenses......        451,182          102,235
                                                                   -----------      -----------
Net cash provided (used) from operations.......................       (212,576)        (447,889)
                                                                   -----------      -----------
Cash flows from financing activities:
  Proceeds of common stock issued..............................            125            4,175
  (Increase) in deferred registration costs....................        (33,963)          (5,385)
  Increase (decrease) in stockholder loan......................        188,477          110,447
  Proceeds of note payable.....................................         50,000          350,000
                                                                   -----------      -----------
Net cash provided (used) from financing activities.............        204,639          459,237
                                                                   -----------      -----------
Net increase (decrease) in cash................................         (7,937)          11,348
Cash - beginning...............................................         11,348                0
                                                                   -----------      -----------
Cash - ending..................................................    $     3,411      $    11,348
                                                                   -----------      -----------
                                                                   -----------      -----------
Supplemental disclosures:
  Interest paid................................................    $    10,300      $     1,500
                                                                   -----------      -----------
                                                                   -----------      -----------
  Income taxes paid............................................    $         0      $         0
                                                                   -----------      -----------
                                                                   -----------      -----------

              See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

The Company was organized under the laws of Nevada on March 25, 1999. The Company business consists of purchasing, training and sales of thoroughbred horses. The Company has emerged from its development stage in early 2000. The Company incurred a deficit of $134,167 in its development stage.

ORGANIZATION COSTS

The Company has incurred various expenditures in the formation of its corporate and organizational structure. In accordance with SOP 98-5 these costs will be expensed as incurred.

REVENUE RECOGNITION


Revenue is recognized when thoroughbred horses are purchased for cash or approved credit and title is transferred to the purchaser. Collectibility of proceeds is reasonably assured at the time title is passed to the purchaser. Delivery of the thoroughbred horses occurs at the time title is passed to purchaser. The purchaser is responsible for delivery and the ultimate possession of the horses acquired.


DEFERRED REGISTRATION COSTS

The Company has incurred various costs to prepare and file the required documents for any future stock offering. These costs will be offset against the proceeds of a successful offering, or expensed if unsuccessful. Registration costs include legal, accounting and out-of-pocket expenses applicable to future stock offering.

SUBSCRIPTION RECEIVABLE

Sales of common stock have occurred whereby the proceeds have not been received, thus the balances have been reflected as an offset to stockholders equity.

INVESTMENT IN THOROUGHBRED HORSES

The Company's investment in thoroughbred horses are stated at the lower of cost market. Costs of maintaining horses and other direct horse related costs are expensed in the period incurred.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

NET LOSS PER COMMON SHARE

The Company reports earnings per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares available. Diluted earnings per share is computed simular to basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding. If the potential common shares had been issued and if the additional common shares were dilutive. The following potential common shares have been

                          THOROUGHBRED INTERESTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 2000 AND 1999
excluded from the computation of diluted net loss per share for the periods presented because the effect would have been anti-dilutive:

                                                                          AS OF DECEMBER 31,
                                                                       ------------------------
                                                                         2000           1999
                                                                       ---------      ---------
  Options outstanding under the Company's stock option plan........    3,000,000              0
  Common stock issuable upon conversion of Loan payable - related
     party.........................................................    3,000,000              0
  Warrants issued in conjunction with Loan payable - related
     party.........................................................    1,500,000              0
  Common stock issuable upon conversion of Notes payable...........    4,750,000              0
  Warrants issued in conjunction with Notes payable................    2,375,000              0

NOTE 2 -- RELATED PARTY TRANSACTIONS

The Company has issued 24,000,000 shares of common stock to its founder at a par value of $.001 for his time and effort in establishing the Company.

The founder of the Company has assumed the role of CEO and Chairman of the Board of Directors at a salary and a stock option plan subject to the approval by the Board of Directors. The financial statements reflect $90,000 of accrued compensation in accordance with the agreement to be paid upon sufficient cash flow. The employment agreement commenced on January 3, 2000 for a three year period ending December 31, 2002. The base salary under this agreement is as follows: $90,000, $120,000 and $180,000 for the years 2000, 2001 and 2002, respectively.

The agreement in addition to scheduled salary increases also provides for incentive bonuses in accordance with prescribed performance levels of the Company. The incentives are based on annual earnings of the Company before deduction of income taxes, depreciation and amortization ("EBIDA") The bonus will be computed on annual base salary as detailed above at 30%, 50% and 100% of base salary if the EBIDA reaches $1,000,000, $2,000,000 and $3,000,000, respectively.

In addition, the CEO has received a grant of incentive stock options pursuant to Company's Millennium Stock Option Plan of three million shares of common stock.


The CEO has advanced funds to the Company as a interest bearing 6% per annum secured loan pursuant to a written promissory dated October 31, 2000. The loan is payable in full on October 31, 2003. The security consists of certain horses held in inventory. The loan is convertible into common stock (the "Converted Shares") of the Company at $.10 per share and warrants exercisable into one-half the number of Converted Shares at $.15 per share. Based on an approximate loan balance at December 31, 2000 of $300,000 of principal only, the amount of Converted Shares will be 3,000,000 of common stock and an additional 1,500,000 of common stock upon the exercise of stock warrants for a total of 4,500,000 issued shares. As of December 31, 2000, all accrued interest on the note balance has been paid and has not been added to the loan principal balance. The warrants are first exercisable at the date of conversion into the Converted Shares and expire at the end of five years from such date. The Company used the Black-Scholes model to determine the fair market value of these warrants which is $0. There is no expense recognized for the conversion feature of the loan payable due to the conversion price being equal to the fair value of the Company's common stock.



In addition to the loan as discussed above which is pursuant to the promissory note dated October 31, 2000, the CEO has advanced funds to the Company on an informal basis as needed. These funds advanced are unsecured, interest bearing at 6% per annum payable in three years from the date of the advance and not subject to the conversion features of the other funds loaned to the Company.

                          THOROUGHBRED INTERESTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 2000 AND 1999

The Company commenced in April 2000 utilizing an office facility leased by the CEO on a informal agreement at $1,352 per month to conduct its business operations. In review of this transaction, the disclosures pursuant to FASB 13 is not required since the Company has no legal commitment for future payment of rent at its option.

NOTE 3 -- CAPITAL TRANSACTIONS

a.) The Company at its inception issued 24,000,000 shares of common stock to its founder. The services rendered by the founder were valued at the par value of the stock issued and expensed as startup costs.

b.) The Company at its inception issued 2,300,000 shares to individuals for services rendered. These services were valued at $1,150 and expensed as startup costs.

c.) The Company issued 86,000 shares of common stock during March and April 1999 for $4,300 pursuant to Section 4(2) of the Securities Act of 1933, as amended.

d.) The Company by an unanimous consent in lieu of a special meeting of Directors approved a two (2) for one (1) forward stock split for all shares issued and outstanding effective July 23, 1999. The authorized shares of common stock increased from 50,000,000 to 100,000,000 and the par value remained at $.001 per share.

e.) The Company issued 25,000 of common stock in November 2000 for a domain name. The stock was valued at $.10 per share. The value of this domain name has been expensed in 2000.

NOTE 4 -- STOCK OPTION PLAN

The Board of Directors has approved The Millennium Stock Option Plan effective as of January 3, 2000 to compensate executives, key management personnel and consultants of the Company. The plan document has authorized a maximum of 10,000,000 shares of common stock to be optioned at an exercise price to be determined by the Company. In the case of the incentive stock option the exercise price shall not be less than 100% of the fair market value of the shares on the date the option is granted. The stock options are exercisable no sooner than six months nor more than ten years from the date it is granted. The fair market value of common stock options granted will be reflected as compensation issued.

A summary of the status of the Company's stock option plan as of December 31, 2000.

                                                                            WEIGHTED AVERAGE
                                                              SHARES        EXERCISE PRICE
                                                             ---------      ----------------
     Outstanding at December 31, 1999....................            0               0
     Granted.............................................    3,000,000            $.11
     Exercised...........................................            0               0
     Forfeited...........................................            0               0
                                                             ---------            ----
     Outstanding at December 31, 2000....................    3,000,000            $.11
                                                             ---------            ----
     Options exercisable at December 31, 2000............    3,000,000            $.11
                                                             ---------            ----

The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Bulletin ("APB") Opinion No. 25. "Accounting for Stock Issued to Employees," and related interpertations in accounting for its Stock Option Plan and does not recognize compensation expense for its Stock Option Plan other than for restricted stock and options issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Stock Option Plan consistent with the methodology prescribed by SFAS No. 123, the Comapny's net income and

                          THOROUGHBRED INTERESTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 2000 AND 1999

earnings per share would be reduced to the pro forma amounts indicated below for the year ended December 31, 2000:

          Net income (loss)
            As reported................................................    $(274,869)
            Pro forma..................................................    $(411,959)
          Basic earning (loss) per common share
            As reported................................................    $   (0.01)
            Pro forma..................................................    $   (0.02)
          Diluted earnings (loss) per common share
            As reported................................................    $   (0.01)
            Pro forma..................................................    $   (0.02)

For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black- Scholes option-pricing model. The fair value is computed as of the date of grant using the following assumptions for grants in 2000: (i) dividend yield of 0% (ii) expected volatility of 0% (iii) weighted-average risk-free interest rate of approximately 6.2%, and (iv) expected life of 10 years.

The weighted average remaining contractual life of options outstanding issued under the Stock Option Plan is 9.75 years at December 31, 2000. No compensation expense was recognized as a result of the issuance of stock options during the year ended December 31, 2000.

For options granted during the year ended December 31, 2000 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $.05 and the weighted-average exercise price of such options was $0.10. No options were granted during the year ended December 31, 2000 where the exercise price was greater than the stock price at the date of grant or where the exercise price was less than the stock price at the date of the grant.

NOTE 5 -- NOTES PAYABLE


On September 30, 1999 pursuant to a written promissory note the Company was loaned $300,000 from Augustine Fund, L.P. The note has no stated interest but calls for the payment of $375,000 in (180) one hundred eighty days from September 30, 1999. The Augustine Fund L.P. has the right to convert all or any portion of the $375,000 into 3,750,000 shares of common stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares (1,875,000 shares) at $.15 per share. The warrants are first exercisable at the date of conversion into the Converted Shares and expire at the end of 5 years from such date. As security for this loan, the President of the company has placed in escrow 6,000,000 restricted shares of common stock. The Augustine Fund, L.P. granted the company an extension to January 1, 2002 for satisfaction of the note. No additional interest is being accrued for the extended period of the loan.


On December 15, 1999, pursuant to convertible promissory note the Company was loaned $50,000 from Andrew Dyer (an individual). The note is unsecured and bears interest at 12% per annum payable including interest on or before August 13, 2000.


On February 10, 2000 the Company received an additional $50,000 under the same terms. The promissory notes are both convertible into 500,000 shares of common stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares (250,000 shares) at $.15 per share. The stock warrants are first exercisable at the date of conversion into Converted Shares and expire at the end of 5 years from such date.

                          THOROUGHBRED INTERESTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 2000 AND 1999

The Company used the Black-Scholes model to determine the fair value of these warrants which is $0. There is no expense recognized for the conversion feature of these notes due to the conversion price being equal to the fair value of the Company's common stock. The due date of the notes plus accrued interest has been extended to January 1, 2002.

NOTE 6 -- INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in results of operations in the period that includes the enactment date. Because of the uncertainty regarding the Company's future profitability, the future tax benefit of its losses have been fully reserved for. Therefore, no benefit for the net operating loss has been recorded in the accompanying financial statements.

The net operating losses of $409,036 can be carried forward fifteen years through 2015 to be offset against net income.

                          THOROUGHBRED INTERESTS, INC.
                                 BALANCE SHEETS
                                 MARCH 31, 2001

                                           ASSETS
Current Assets
  Cash.........................................................................    $      804
  Accounts Receivable..........................................................        16,080
  Investment in thoroughbred horses............................................       809,031
                                                                                   ----------
                                                                                      825,915
Other assets
  Deferred registration costs..................................................        39,348
                                                                                   ----------
     Total assets..............................................................    $  865,263
                                                                                   ----------
                                                                                   ----------

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Note payable.................................................................    $  400,000
  Accounts payable.............................................................       401,895
  Accrued interest.............................................................        89,500
  Accrued compensation - related party.........................................       120,000
                                                                                   ----------
     Total current liabilities.................................................     1,011,395
Other liabilities
  Loan payable - stockholder...................................................       386,286
                                                                                   ----------
     Total liabilities.........................................................     1,397,681
                                                                                   ----------
Stockholders equity
  Preferred stock, par value $.001, 10,000,000 shares authorized; no shares
     issued....................................................................             0
  Common stock, par value $.001, 100,000,000 shares authorized; 26,411,000
     shares issued and outstanding.............................................        26,411
  Additional Paid in Capital...................................................         2,475
  Accumulated deficit..........................................................      (561,304)
                                                                                   ----------
                                                                                     (532,418)
     Total liabilities & stockholders equity...................................    $  865,263
                                                                                   ----------
                                                                                   ----------

              See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                            STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                                      2001             2000
                                                                   -----------      -----------
Revenue from Horse Transactions................................    $    67,654      $   297,500
Cost of Horses Sold............................................         23,465          186,115
                                                                   -----------      -----------
  Gross Profit.................................................         44,189          111,385
Operating Expenses
  Operational costs............................................         99,759           85,924
  General & administrative.....................................         88,823            8,301
                                                                   -----------      -----------
  Total operating expenses.....................................        188,582           94,225
                                                                   -----------      -----------
Net income (loss) before other income and expense..............       (144,393)          17,160
Other income and (expense)
  Interest expense.............................................         (3,000)         (39,750)
  Interest expense - related party.............................         (4,875)               0
                                                                   -----------      -----------
                                                                        (7,875)         (39,750)
                                                                   -----------      -----------
Net income before provision for income taxes...................       (152,268)         (22,590)
Provision of income taxes......................................              0                0
                                                                   -----------      -----------
Net income (loss)..............................................    $  (152,268)     $   (22,590)
                                                                   -----------      -----------
                                                                   -----------      -----------
Net (loss) per common share....................................    $     (0.01)     $     (0.00)
                                                                   -----------      -----------
                                                                   -----------      -----------
Weighted average number of common shares outstanding...........     26,411,000       26,300,000
                                                                   -----------      -----------
                                                                   -----------      -----------

              See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE PERIOD COMMENCING MARCH 25, 1999 (INCEPTION)
                   AND THE THREE MONTHS ENDED MARCH 31, 2001

                                             COMMON STOCK       ADDITIONAL    STOCK
                                         --------------------   PAID IN      SUBSCRIPTION   ACCUMULATED
                                           SHARES     AMOUNT    CAPITAL      RECEIVABLE      DEFICIT
                                         ----------   -------   ----------   ------------   -----------
Balance - inception (March 25, 1999)...           0         0          0            0                0
Common stock issued to founder for
  services.............................  24,000,000    24,000          0            0                0
Common stock issued for services.......   2,300,000     2,300     (1,150)           0                0
Sale of common stock in 1999...........      86,000        86      4,214          125                0
Net (loss) from inception to
  December 31, 1999....................           0         0          0            0         (134,167)
                                         ----------   -------     ------         ----        ---------
Balance - December 31, 1999............  26,386,000    26,386      3,064          125         (134,167)
Payment of subscription................           0         0          0         (125)               0
Stock issued for domain name
  November 2000........................      25,000        25      2,475            0                0
Net (loss) December 31, 2000...........           0         0          0            0         (274,869)
                                         ----------   -------     ------         ----        ---------
Balance - December 31, 2000............  26,411,000    26,411      5,539            0         (409,036)
Net (loss) - March 31, 2001............           0         0          0            0         (152,268)
                                         ----------   -------     ------         ----        ---------
Balance - March 31, 2001...............  26,411,000   $26,411     $5,539         $  0        $(561,304)
                                         ----------   -------     ------         ----        ---------
                                         ----------   -------     ------         ----        ---------

              See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                            STATEMENT OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                                          2001           2000
                                                                        ---------      --------
  Cash flows from operations:
     Net income (loss)..............................................    $(152,268)     $(22,590)
  Changes in operating assets and liabilities:
     (Increase) in accounts receivable - trade......................      (16,080)      (38,000)
     Decrease in Investment in thoroughbred horses..................       23,465       189,385
     (Increase) in prepaid expenses.................................            0        (7,500)
     Increase (Decrease) in accounts payable and accrued expenses...       62,853        (6,996)
                                                                        ---------      --------
  Net cash provided (used) from operations..........................      (82,030)      114,299
                                                                        ---------      --------
  Cash flows from financing activities:
     Proceeds of note payable.......................................            0        50,000
     Increase (decrease) in stockholder loan........................       79,423       (39,500)
                                                                        ---------      --------
  Net cash provided from financing activities.......................       79,423        10,500
                                                                        ---------      --------
  Net increase in cash..............................................       (2,607)      124,799
  Cash - beginning of period........................................        3,411        11,348
                                                                        ---------      --------
  Cash - ending of period...........................................    $     804      $136,147
                                                                        ---------      --------
                                                                        ---------      --------
  Supplemental disclosures:
     Interest paid..................................................    $   4,875      $      0
                                                                        ---------      --------
                                                                        ---------      --------
     Income taxes paid..............................................    $       0      $      0
                                                                        ---------      --------
                                                                        ---------      --------

              See accompanying notes to the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2001

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

The Company was organized under the laws of Nevada on March 25, 1999. The Company business consists of purchasing, training and sales of thoroughbred horses. The Company has emerged from its development stage in early 2000. The Company incurred a deficit of $134,167 in its development stage.

INTERIM FINANCIAL INFORMATION

The financial information contained herein is unaudited but includes all normal and recurring adjustments which in the opinion of management are necessary to present fairly the information set forth. The Company's results for interim periods are not necessarily indicative of the results to be expected for the fiscal year of the Company ending December 31, 2001.

ORGANIZATION COSTS

The Company has incurred various expenditures in the formation of its corporate and organizational structure. In accordance with SOP 98-5 these costs will be expensed as incurred.

REVENUE RECOGNITION


Revenue is recognized when thoroughbred horses are purchased for cash or approved credit and title is transferred to the purchaser. Collectibility of proceeds is reasonably assured at the time title is passed to the purchaser. Delivery of the thoroughbred horses occurs at the time title is passed to purchaser. The purchaser is responsible for delivery and the ultimate possession of the horses acquired.


DEFERRED REGISTRATION COSTS

The Company has incurred various costs to prepare and file the required documents for any future stock offering. These costs will be offset against the proceeds of a successful offering, or expensed if unsuccessful. Registration costs include legal, accounting and out-of-pocket expenses applicable to future stock offering.

SUBSCRIPTION RECEIVABLE

Sales of common stock have occurred whereby the proceeds have not been received, thus the balances have been reflected as an offset to stockholders equity.

INVESTMENT IN THOROUGHBRED HORSES

The Company's investment in thoroughbred horses are stated at the lower of cost or market. Cost of carrying horses are expensed in the period incurred.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

                          THOROUGHBRED INTERESTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2001

NET LOSS PER COMMON SHARE

The Company reports earnings per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding. If the potential common shares had been issued and if the additional common shares were dilutive. The following potential common shares have been excluded from the computation of diluted net loss per share for the periods presented because the effect would have been anti-dilutive:

                                                                       AS OF MARCH 31,
                                                                   ------------------------
                                                                     2001           2000
                                                                   ---------      ---------
       Options outstanding under the Company's stock option
          plan.................................................    3,000,000      3,000,000
       Common stock issuable upon conversion of Loan payable -
          related party........................................    3,000,000              0
       Warrants issued in conjunction with Loan payable -
          related party........................................    1,500,000              0
       Common stock issuable upon conversion of Notes
          payable..............................................    4,750,000              0
       Warrants issued in conjunction with Notes payable.......    2,375,000              0

NOTE 2 -- RELATED PARTY TRANSACTIONS

The Company has issued 24,000,000 shares of common stock to its founder at a par value of $.001 for his time and effort in establishing the Company. The founder of the Company has assumed the role of CEO and Chairman of the Board of Directors at a salary and a stock option plan subject to the approval by the Board of Directors.

The financial statements reflect $120,000 of accrued compensation in accordance with the agreement to be paid upon sufficient cash flow. The employment agreement commenced on January 3, 2000 for a three year period ending December 31, 2002. The base salary under this agreement is as follows: $90,000, $120,000 and $180,000 for the years 2000, 2001 and 2002, respectively. The agreement in addition to scheduled salary increases also provides for incentive bonuses in accordance with prescribed performance levels of the Company. The incentives are based on annual earnings of the Company before deduction of income taxes, depreciation and amortization (EBIDA). The bonus will computed on annual base salary as detailed above at 30%, 50% and 100% of base salary if the EBIDA reaches $1,000,000, $2,000,000 and $3,000,000, respectively.

In addition the CEO has received a grant of incentive stock options pursuant to Company's Millennium Stock Option Plan of three million shares of common stock.


The CEO has advanced funds as a interest bearing at 6% per annum, secured loan to the company pursuant to a written promissory dated October 31, 2000. The loan is payable in full on October 31, 2003. The security consists of certain horses held in inventory. The loan is convertible into common stock (the "Converted Shares") of the Company at $.10 per share and warrants exerisable into one-half the number of Converted Shares at $.15 per share. Based on an approximate loan balance at March 31, 2000 of $300,000 of principal only, the amount of Converted Shares will be 3,000,000 of common stock and an additional 1,500,000 0f common stock upon the exercise of warrants for a total of 4,500,000 issued shares. As of March 31, 2001, the accrued interest on the note balance has been paid and has not been added to the loan principal balance. The stock warrants are first exercisable at the date of conversion into the Converted Shares and expire at the end of five years from such date.

                          THOROUGHBRED INTERESTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2001

The Company used the Black-Scholes model to determine the fair market value of these warrants which is $0. There is no expense recognized for the conversion feature of the loan payable due to the conversion price being equal to the fair value of the Company's common stock.



In addition to the loan as discussed above which is pursuant to the promissory note dated October 31, 2000, the CEO has advanced funds to the Company on an informal basis as needed. These funds advanced are unsecured, interest bearing at 6% per annum payable in three years from the date of the advance and not subject to the conversion features of the other funds loaned to the Company.


The Company commenced in April 2000 utilizing an office facility leased by the CEO on a informal agreement at $1,352 per month to conduct its business operations. In review of this transaction, the disclosures pursuant to FASB 13 is not required since the Company has no legal commitment for the future payment of rent at its option.

NOTE 3 -- CAPITAL TRANSACTIONS

a.) The Company at its inception issued 24,000,000 shares of common stock to its founder. The services rendered by the founder were valued at the par value of the stock issued and expensed as startup costs.

b.) The Company at its inception issued 2,300,000 shares to individuals for services rendered. These services were valued at the par value of the stock issued and expensed as startup costs.

c.) The Company issued 86,000 shares of common stock during March and April 1999 for $4,300 pursuant to Section 4(2) of the Securities Act of 1933, as amended.

d.) The Company by an unanimous consent in lieu of a special meeting of Directors approved a two (2) for one (1) forward stock split for all shares issued and outstanding effective July 23, 1999. The authorized shares of common stock increased from 50,000,000 to 100,000,000 and the par value remained at $.001 per share.

e.) The Company issued 25,000 of common stock in November 2000 for a domain name. The stock was valued at $.10 per share.

NOTE 4 -- STOCK OPTION PLAN

The Board of Directors has approved The Millennium Stock Option Plan effective as of January 3, 2000 to compensate executives, key management personnel and consultants of the Company. The plan document has authorized a maximum of 10,000,000 shares of common stock to be optioned at an exercise price to be determined by the Company. In the case of the incentive stock option the exercise price shall not be less than 100% of the fair market value of the shares on the date the option is granted. The stock options are exercisable no sooner than six months nor more than ten years from the date it is granted. The fair market value of common stock options granted will be reflected as compensation issued. A summary of the status of the Company's stock option plan as of March 31, 2001.

                          THOROUGHBRED INTERESTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2001

                                                                       WEIGHTED AVERAGE
                                                         SHARES        EXERCISE PRICE
                                                        ---------      ----------------
          Outstanding - December 31, 2000...........    3,000,000             .11
          Granted...................................            0               0
          Exercised.................................            0               0
          Forfeited.................................            0               0
                                                        ---------            ----
          Outstanding - March 31, 2001..............    3,000,000            $.11
                                                        ---------            ----
          Options exercisable - March 31, 2001......    3,000,000            $.11
                                                        ---------            ----

NOTE 5 -- NOTES PAYABLE


On September 30, 1999 pursuant to a written promissory note the Company was loaned $300,000 from Augustine Fund, L.P. The note has no stated interest but calls for the payment of $375,000 in (180) one hundred eighty days from September 30, 1999. The Augustine Fund L.P. has the right to convert all or any portion of the $375,000 into 3,750,000 shares of common stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares (1,875,000 shares) at $.15 per share. The warrants are first exercisable at the date of conversion into the Converted Shares and expire at the end of 5 years from such date. As security for this loan, the President of the company has placed in escrow 6,000,000 restricted shares of common stock. The Augustine Fund, L.P. granted the company an extension to January 1, 2002 for satisfaction of the note. No additional interest is being accrued for the extended period of the loan.



On December 15, 1999, pursuant to convertible promissory note the Company was loaned $50,000 from Andrew Dyer (an individual). The note is unsecured and bears interest at 12% per annum payable including interest on or before August 13, 2000. On February 10, 2000 the Company received an additional $50,000 under the same terms. The promissory notes are both convertible into 500,000 shares of common stock (the "Converted Shares") at $.10 per share and warrants exercisable into one-half the number of Converted Shares at $.15 per share. The warrants are first exercisable on the date of conversion into Converted Shares and expire at the end of 5 years from such date.


The Company used the Black-Scholes model to determine the fair value of these warrants which is $0. There is no expense recognized for the conversion feature of these notes due to the conversion price being equal to the fair value of the Company's common stock. The due date of the notes plus accrued interest has been extended to January 1, 2002.

NOTE 6 -- INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in results of operations in the period that includes the enactment date.

Because of the uncertainty regarding the Company's future profitability, the future tax benefit of its losses have been fully reserved for. Therefore, no benefit for the net operating loss has been recorded in the accompanying financial statements. The net operating losses of $561,304 can be carried forward for fifteen years to the year 2015 to be offset against net income.

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    -----
     Prospectus Summary..........................................................       3
     Our Company.................................................................       3
     The Offering................................................................       3
     Summary Financial Information...............................................       3
     Risk Factors................................................................       4
     Disclosure Regarding Forward Looking Statements.............................       6
     Use of Proceeds.............................................................       6
     Management's Discussion and Analysis of Financial Condition
       and Results of Operations.................................................       6
     Business....................................................................       8
     Management..................................................................      13
     Summary Compensation Table..................................................      14
     Thoroughbred Interests, Inc.'s Stock Option Plan............................      15
     Selling Stockholders........................................................      16
     Principal Stockholders......................................................      17
     Certain Transactions........................................................      18
     Description of Securities...................................................      19
     Plan of Distribution........................................................      20
     Legal Matters...............................................................      22
     Experts.....................................................................      22
     Where You Can Get More Information..........................................      22

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada General Corporation Law contains provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses which they may incur as directors, officers, employees or agents of the Company or of certain other entities. Section 78.7502(3) provides for mandatory indemnification, including attorney's fees, if the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein. Section 78.751 provides that such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities. Section 78.752 authorizes the Company to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of the Section 78.7502.

     Under Section 78.751(e) the indemnification and advancement of expenses provided pursuant to Sections 78.7502 and 78.751 are not exclusive, and subject to certain conditions, the Company may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents.

ARTICLES OF INCORPORATION AND BY-LAWS

Our Articles of Incorporation and By-Laws empower us to indemnify current or former directors, officers, employees or agents of the Company or persons serving by request of the Company in such capacities in any other enterprise or persons who have served by the request of the Company is such capacities in any other enterprise to the full extent permitted by the laws of the State of Nevada.

OFFICERS AND DIRECTORS LIABILITY INSURANCE

At present, we do not maintain Officers and Directors Liability Insurance and, because of the anticipated cost of such insurance, we have no present plans to obtain such insurance.

INDEMNITY AGREEMENTS

In order to induce and encourage highly experienced capable persons to serve as directors and officers, we have entered into an Indemnity Agreement with each director and officer presently serving us and will provide the same agreement to future directors and officers as well as certain agents and employees. The Agreement provides that we shall indemnify the director and /or officer, or other person, when he or she is a party to, or threatened to be made a party to, a proceeding against us. Expenses incurred by the indemnified person in any proceeding are to be paid to the fullest extent permitted by applicable law. The Agreement may at some time require us to pay out funds which might otherwise be utilized to further our business objectives, thereby reducing our ability to carry out our projected business plans.

SEC POSITION ON INDEMNIFICATION FOR SECURITY ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that is the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the issuance and distribution of the securities being registered. Except for the SEC and NASD filing fees, all expenses have been estimated and are subject to future contingencies.

    SEC registration........................................................       $984.79
    Legal fees and expenses.................................................     15,000.00
    Printing expenses.......................................................      5,000.00
    Accounting fees and expenses............................................      5,000.00
    Miscellaneous...........................................................      1,015.21
         Total..............................................................    $27,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth certain information regarding sales of, and other transactions with respect to, securities of our company issued within the past three years, which sales and other transactions were not registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). All of such sales and transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or as otherwise indicated herein. The basis for such exemption was belief that the investors were either accredited or sophisticated. For those investors deemed sophisticated, they had access to information on Thoroughbred Interests necessary to make an informed decision.

     In connection with our incorporation, we issued 12,000,000 shares of our Common Stock to Mr. Tilton at the par value of $.001 per share. These shares were issued to Mr. Tilton in recognition of his pre-incorporation services.

     Subsequently, due to our 2 for 1 forward stock split, Mr. Tilton's shares were increased to 24,000,000 shares. 6,000,000 of these shares are being held in escrow in the name of H. Glen Bagwell as security for the Augustine Fund, L.P.

     In March 1999, we issued 2,050,000 shares of our Common Stock to five investors in exchange for services rendered to the Company. We also issued in March 1999, 43,000 shares of our Common Stock at $.10 per share to 43 investors.

     On September 30, 2000, we issued 25,000 shares of our Common Stock in exchange for the domain names Thoroughbredsales.com.

ITEM 27. EXHIBITS

The following Exhibits are filed herewith and made a part hereof.

     NO.                                   DESCRIPTION OF EXHIBIT
    -------     -----------------------------------------------------------------------------
       3.1      Articles of Incorporation of Thoroughbred Interests, Inc., dated March 25,
                  1999*
       3.2      By-Laws of Thoroughbred Interests, Inc.*
       4.1      Promissory Note dated September 30, 1999, between Thoroughbred Interests,
                  Inc. and Augustine Fund, L.P.*

     NO.                                   DESCRIPTION OF EXHIBIT
     -----      -----------------------------------------------------------------------------
       4.2      Note Extension Agreement between Thoroughbred Interests, Inc. and Augustine
                  Fund, L.P. dated March 22, 2000**
       4.3      Note Extension Agreement between Thoroughbred Interests, Inc. and Augustine
                  Fund, L.P. dated October 3, 2000**
       4.4      Amended Promissory Note dated November 21, 2000, between Thoroughbred
                  Interests, Inc. and Augustine Fund, L.P.**
       4.5      Note Extension Agreement dated April 12, 2001, between Thoroughbred
                  Interests, Inc. and Augustine Fund, L.P.***
       4.6      Promissory Note dated December 15, 1999, between Thoroughbred Interests, Inc.
                  and Mr. Andrew Dyer**
       4.7      Promissory Note dated January 31, 2000, between Thoroughbred Interests, Inc.
                  and Mr. Andrew Dyer**
       4.8      Note Extension Agreement between Thoroughbred Interests, Inc. and Mr. Andrew
                  Dyer, dated October 11, 2000**
       4.9      Amended Promissory Note dated November 21, 2000, between Thoroughbred
                  Interests, Inc. and Mr. Andrew Dyer**
      4.10      Amended Promissory Note dated November 21, 2000, between Thoroughbred
                  Interests, Inc. and Mr. Andrew Dyer**
      4.11      Note Extension Agreement dated April 12, 2001, between Thoroughbred
                  Interests, Inc. and Mr. Andrew Dyer***
      4.12      Secured Promissory Note dated October 31, 2000, between James D. Tilton and
                  Thoroughbred Interests, Inc.**
      4.13      Amended Secured Promissory Note dated March 31, 2001, between Thoroughbred
                  Interests, Inc. and James D. Tilton***
      4.14      Form of Warrant Agreement****
       5.1      Tradeability Opinion of Fox Law Offices, P.A., dated September 21, 1999.*
       5.2      Opinion of Schreck Brignone Godfrey.****
      10.1      Indemnity Agreement dated September 27, 1999, between James D. Tilton and
                  Thoroughbred Interests, Inc.*
      10.2      Stock Escrow Agreement dated September 30, 1999, by and between James D.
                  Tilton, The Augustine Fund, and H. G. Bagwell*
      10.3      Pledge and Security Agreement dated September 30, 1999 between James D.
                  Tilton and the Augustine Fund, LP*
      10.4      Thoroughbred Interests, Inc. Millennium Stock Option Plan**
      10.5      Internet Domain Name Purchase Agreement, dated September 30, 2000**
      10.6      Employment Agreement dated January 3, 2000 between James D. Tilton and
                  Thoroughbred Interests, Inc.**
      10.7      Lease Agreement dated November 11, 1999 between Goodshape LLC and Jim D.
                  Tilton, Jr.**
      10.8      Pledge and Security Agreement dated October 31, 2000, between James D. Tilton and Thoroughbred Interests, Inc.**
      23.1      Consent of Baum & Company****
      23.2      Consent of Schreck Brignone Godfrey (included in their opinion of counsel set forth as Exhibit 5.2)****

------------------
   * Incorporated by reference to the Thoroughbred Interests, Inc.'s Form 10-SB filed with the Securities and Exchange Commission on July 5, 2000.

  ** Incorporated by reference to Amendment No. 2 to the Thoroughbred Interests,
     Inc.'s Form 10-SB filed with the Securities and Exchange Commission on November 27, 2000.

 *** Incorporated by reference to the Thoroughbred Interests, Inc.'s Form 10KSB filed with the Securities and Exchange Commission on April 17, 2001.

**** Filed herewith.

ITEM 28. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes that it will:

          (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The undersigned Registrant hereby undertakes that it will:

          (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

          (b) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on our behalf by the undersigned, whereunto duly authorized, in the City of Louisville, State of Kentucky on the 17th day of July, 2001.

                                          THOROUGHBRED INTERESTS, INC.

                                          By: /s/ James D. Tilton, Jr.
                                           .....................................
                                          James D. Tilton, Jr.
                                          Chairman of the Board, Chief Executive
                                          Officer, President and Secretary
                                          (Principal accounting and
                                          financial officer)


     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in capacity and on the date stated.

               SIGNATURE                              TITLE                        DATE
----------------------------------------   ----------------------------   ----------------------

          /S/ JAMES D. TILTON              Chairman of the Board, Chief       July 17, 2001
----------------------------------------     Executive Officer,
            James D. Tilton                  President, and Secretary
                                             (Principal accounting and
                                             financial officer)